Consent of Independent Registered Public Accounting Firm

Lee Enterprises, Incorporated
Davenport, Iowa

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215651and No. 333-197450) and Form S-8 (No. 333-06435, No. 333-132768, No. 333-218355 and No. 333-204985) of Lee Enterprises, Incorporated of our reports dated February 27, 2023, relating to the consolidated financial statements, and the effectiveness of Lee Enterprises, Incorporated’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 25, 2022.

/s/ BDO USA, LLP
Chicago, Illinois
February 27, 2023